Exhibit 1.9

APPROVED

by the Board Of Directors

WBD Foods OJSC

Minutes # 30-07

of July,30, 2007

Amendment 8

To the Wimm-Bill-Dann Foods OJSC Charter

(PSRN 1037700236738; location: Moscow, Yauzsky blvd, 16/15, office 306)

Due to the liquidation of the Baby Food Branch of Wimm-Bill-Dann Foods OJSC in Moscow, the following amendments shall be made to the WBD Foods OJSC Charter, following the exclusion of Clause 2, Item 2.8, Sub-item 2.8.2: the numbering of Clause 2, Item 2.8, Sub-items 2.8.3—2.8.24 shall be changed to that of Clause 2, Item 2.8, Sub-items 2.8.2-2.8.23.

David Iakobachvili

Board Of Directors Chair

Valery Kuprienko

Corporate Secretary